EXHIBIT 12.1
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                          MASTEC, INC. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges



                                                                                                             NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                                 SEPTEMBER 30,
                                  ------------------------------------------------------------------    ---------------------------
                                    1992          1993          1994          1995          1996           1996            1997
                                  ---------    ----------    -----------   ----------    -----------    -----------    ------------
                                                                       (Dollars in thousands)
Income from continuing
operations before income
taxes...........................     $9,581        $7,353        $10,291         $385        $50,719        $30,911         $52,927

Fixed Charges:
 Interest expense...............         98           302          3,846        5,306         11,940          8,577           8,413
 Interest portion of rent
 expense........................         --            --          1,157        1,362          1,681          1,690           1,980
                                  ---------    ----------    -----------   ----------    -----------    -----------    ------------
Total fixed charges.............         98           302          5,003        6,668         13,621         10,267          10,393
                                  ---------    ----------    -----------   ----------    -----------    -----------    ------------
Earnings (for purposes of
fixed charges)..................      9,679         7,655         15,294        7,053         64,340         41,178          63,320
                                  ---------    ----------    -----------   ----------    -----------    -----------    ------------
Ratio of earnings to fixed
charges.........................      98.8x         25.3x           3.1x         1.1x           4.7x           4.0x            6.1x
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